Exhibit (h)(xxxi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


June 1, 2007


Board of Trustees
MTB Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-3779

Re:  Administrative Services Agreements

Ladies and Gentlemen:

Reference is hereby made to Article 17 of the Agreement for Administrative Services [and Transfer Agency Services] between MTB Group of Funds (the "Funds") and Federated Services Company, and Article 12 of the Agreement for Administrative Services between the Funds and M&T Securities, Inc., each dated November 1, 2000, as amended. These provisions state that unless written notice of termination is provided by either party at least 120 days prior to September 30, 2007, each agreement automatically renews for an additional one-year term. There are no regularly scheduled board meetings prior to the deadline for such notice of June 2, 2007.

Both M&T Securities, Inc. and Federated Services Company are desirous of continuing to provide co-administrative services to the Funds beyond September 30, 2007. However, the co-administrative arrangements for provision of administrative services to the Funds post-September 30, 2007 remain under discussion. Accordingly, Federated Services Company, M&T Securities, Inc. and the Funds agree that: (i) the 120-day notice requirement applicable to the September 30, 2007 termination date of the respective agreements is waived; (ii) each agreement shall continue in effect through November 30, 2007 (October 31, 2007 in the event the conversion of transfer agency services from Boston Financial Services, Inc. to a new service provider occurs prior to October 31,
2007); and (iii) thereafter, each agreement will continue in effect through November 30, 2008, unless one party receives written notice of termination from the other party prior to August 2, 2007.

If the foregoing is agreeable to you, please so indicate by signing in the space provided below. This letter agreement is effective from the date set forth above and constitutes an amendment to each of the agreements.




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Sincerely,
M&T SECURITIES, INC.                       FEDERATED SERVICES COMPANY

By:  /s/ Kenneth G. Thompson               By:  /s/ Charles L. Davis, Jr.
Name:  Kenneth G. Thompson                 Name:  Charles L. Davis, Jr.
Title:  Sr. Vice President                 Title:  Vice President



Acknowledged and Agreed:

MTB GROUP OF FUNDS


By:  /s/ Judith J. Mackin
Name:  Judith J. Mackin
Title:  Vice President





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


                                              Exhibit (h)(xxxii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K





                                                                            MTB
                                                                  Group of Funds


August 1, 2007

Federated Services Company
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779
Attn.:  Secretary

       Re:  Agreement for Administrative Services

Ladies and Gentlemen:

       Reference is hereby made to Article 17 of the Agreement for Administrative Services, dated November 1, 2000, as amended (the "Agreement"), including by that certain letter agreement dated June 1, 2007, between MTB Group of Funds (the "Funds") and Federated Services Company ("Federated").

       The Funds hereby notify Federated that the Agreement will terminate at the close of business on Friday, November 30, 2007.

       Please contact the undersigned with any questions concerning this notice.

                                        Sincerely,

                                        MTB GROUP OF FUNDS


                                        By:  /s/ Todd E. Richards
                                               Todd E. Richards
                                               Vice President



MTB Group of Funds                   Page 3